Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07621) pertaining to the LCA-Vision Inc. 1995 Long-Term Stock Incentive Plan and the LCA-Vision Inc. Directors’ Nondiscretionary Stock Option Plan and in the Registration Statement (Form S-8 No. 333-74485) pertaining to the LCA-Vision Inc. 1998 Long-Term Stock Incentive Plan, of our report dated February 13, 2004, with respect to the consolidated financial statements of LCA-Vision Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Cincinnati, Ohio
March 2, 2004